Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement Amendment No. 1 of Form S-1 of Aspire Biopharma Holdings, Inc. of our Report of Independent Registered Public Accounting Firm, dated March 03, 2025 except for Note 3 and 4 for which the date is April 8, 2026, on the balance sheet of Aspire Biopharma Inc. as of December 31, 2024, and the related statements of operations, changes in stockholder’s equity and cash flows for the year then ended.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Las Vegas, Nevada

April 8, 2026

9555 S Eastern Ave., Suite 280, Las Vegas, NV 89123 ● 702.703.5979 ● www.bushandassociatescpas.com